Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Telkonet, Inc. on Forms S-8 (Nos. 333-161909 and 333-175737) of our report dated March 31, 2023, relating to the financial statements of Telkonet, Inc. for the year ended December 31, 2022, appearing in this Annual Report on Form 10-K.

Wipfli LLP

Minneapolis, Minnesota March 31, 2023